Exhibit 5.1

December 7, 2012

Arrowhead Research Corporation

225 South Lake Avenue, Suite 1050

Pasadena, CA 91101

Ladies and Gentlemen:

We have acted as counsel to you in connection with the proposed issuance and sale by you of up to 1,900,000 units (the “Units”), each Unit consisting of (i) one share of common stock, par value $0.001 per share (the “Common Stock”) of Arrowhead Research Corporation, a Delaware corporation (the “Company”) and (ii) one warrant (collectively, the “Warrants”) to purchase 0.50 shares of Common Stock. The shares of Common Stock included in the Units are referred to herein as the “Common Shares” and the shares of Common Stock issuable upon exercise of the Warrants included in the Units are referred to herein as the “Warrant Shares”.

We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations set forth below, we are of the opinion that, (i) the Common Shares have been duly authorized by the Company and, when issued and delivered to the purchasers thereof against payment of the purchase price therefor, will be validly issued, fully paid and non-assessable, (ii) assuming that there is a sufficient number of authorized and unissued shares of Common Stock at the time of a Warrant exercise, the Warrant Shares, when issued and delivered against payment therefor upon the exercise of the Warrants in accordance with the terms therein, will be duly authorized, validly issued, fully paid and nonassessable, and (iii) when the Warrants have been duly executed and delivered to the purchasers thereof against payment of the purchase price therefor, the Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions set forth above are subject to (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting the rights and remedies of creditors generally and (b) general principles of equity. Our opinions are also subject to the qualification that the enforceability of provisions for indemnification or contribution, broadly worded waivers, waivers of rights to damages or defenses, waivers of unknown or future claims, and waivers of statutory, regulatory or constitutional rights may be limited on public policy or statutory grounds. In addition, we express no opinion as to the enforceability of any provision for choice of law or requiring that any action be brought only in the courts of a particular jurisdiction, or the enforceability of any provision awarding attorney’s fees.

We hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-3 (File No. 333-176159) and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP